        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER MARKET LEADER TRUST
        10f-3 transactions for the period April 1, 2000- June 30, 2000

                                                             TOTAL
                                                             ISSUED/
                       DATE       PRICE   SHARES     % of    PRINCIPAL              PURCHASED
SECURITY               PURCHASED  SHARE   PURCHASED  Assets  AMOUNT                 BY FUND     BROKER(S)
China Unicom           06/16/00  $ 19.99   47,800    0.180%  $ 4,195,540,000.00     0.019%      JP Morgan
Genuity Inc.           06/28/00  $ 11.00  100,000    0.210%  $ 1,913,043,000.00     0.058%      Salomon Brothers
Sina.com               04/12/00  $ 17.00   19,400    0.074%  $    68,000,000.00     0.485%      Raymond James
Stratos Lightwave Inc. 06/30/00  $ 21.00   23,750    0.011%  $   183,750,000.00     0.271%      Lehman Brothers
